Exhibit 19

FMC Corporation
Policy Concerning Insider Trading
Last Revised December 8, 2023

TABLE OF CONTENTS

Page No.

I. SUMMARY OF POLICY CONCERNING INSIDER TRADING	3
II. THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES	3
A. General Rule.	3
B. Who Does the Policy Apply To?	4
C. Hedging and Derivatives.	4
D. Pledging of Securities, Margin Accounts.	4
E. General Guidelines.	4
F. Applicability of U.S. Securities Laws to International Transactions.	8
III. OTHER LIMITATIONS ON SECURITIES TRANSACTIONS	9
A. Public Resales – Rule 144.	9
B. Restrictions on Purchases of Company Securities During a Distribution and on Transactions Near in Time to Announcement of Company Repurchase Programs.	9
C. Disgorgement of Profits on Short-Swing Transactions – Section 16(b).	9
D. Prohibition of Short Sales.	10
E. Filing Requirements.	10
IV. QUESTIONS	11

I.SUMMARY OF POLICY CONCERNING INSIDER TRADING
As stated in FMC’s “Code of Ethics and Business Conduct,” it is FMC Corporation’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business, including insider trading laws. Each employee and each director is expected to abide by this Policy. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities.
II.THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES
A.General Rule.
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been formally disclosed to the public. This is because the employee or director knows information that will probably cause the share price to change, and it would be unfair for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of federal securities laws for any person to buy or sell securities if he or she is in possession of material inside information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is “inside information” if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based non-exclusionary basis, and/or such investors have not been given the opportunity to absorb the information. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy or sell the securities. (This is called “tipping.”) In that case, both the “tipper” and the “tippee” may be held liable.
The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to several times the profits earned and imprisonment for a substantial length of time, in addition to civil penalties (up to several times the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to substantial civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.

B.Who Does the Policy Apply To?
This Policy and the prohibition against trading on material inside information applies to the Company’s directors, officers, and employees and to other people who gain access to that information, including the immediate family members of any of the aforementioned individuals and any contractors or consultants of the Company who gain access to such information through their work with the Company. This Policy and the prohibition applies to both domestic and international employees, officers, and directors of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in Company securities. The restrictions for the Window Group are discussed in Section E below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time. This Policy continues to apply to transactions in Company securities even after an individual has ended employment with, or otherwise ceased providing services to, the Company if such individual is aware of material nonpublic information when the employment or service relationship ends. Such individual may not trade in Company securities until that information has become public or is no longer material.
C.Hedging and Derivatives.
As stated in FMC “Anti-Hedging Policy,” directors and “executive officers”1 as well as their “immediate family members”2 are prohibited from engaging in any hedging transactions (including transactions involving market-traded or privately negotiated options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities.
D.Pledging of Securities, Margin Accounts.
As stated in FMC “Anti-Hedging Policy,” the Company prohibits directors and executive officers as well as their immediate family members from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account.
E.General Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
1.Nondisclosure. Material inside information about the Company must not be disclosed to anyone, except to persons within the Company whose positions require them to know it, or third parties who, due to the nature of their work with the Company, have a need to know, and who are subject to an obligation to keep such information confidential.
2.Trading in Company Securities. No director, officer, or employee of the Company or any of their immediate family members may place a purchase or sale order, offer to purchase or sell, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material inside information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities. Any director, officer, or employee of the Company and any of their immediate family members who possesses material inside information must wait until the start of the second business day after the information has been publicly released before trading.

•The continuation of a previous election to invest 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan is not subject to this Policy. However, any changes in the investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
3.Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the director, officer, or employee in conflict with the best interests of the Company and its stockholders. Although this Policy does not mean that directors, officers, or employees may never sell shares, the Company encourages directors, officers, and employees to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.
4.Nondisclosure/Trading in Other Securities. No director, officer, or employee of the Company or any of their immediate family members who, in the course of his or her employment or involvement with the Company (directly or through an immediate family member who is a director, officer, or employee of the Company), knows of or obtains any material inside information regarding another company may communicate that information except to persons within the Company whose positions require them to know it, or third parties who, due to the nature of their work with the Company, have a need to know, and who are subject to an obligation to keep such information confidential. No director, officer, or employee of the Company or any of their immediate family members may place a purchase or sale order, offer to purchase or sell, or recommend that another person place a purchase or sale order, in the securities of another company, if, in the course of his or her employment or involvement with the Company (directly or through an immediate family member who is a director, officer, or employee of the Company), such person learns or possesses material inside information about the other company that is likely to affect the value of those securities. For example, it would be a violation of the securities laws and this Policy if a director, officer, or employee of the Company learned confidential information in the course of his or her employment or involvement with the Company that the Company intended to purchase assets from (or securities of) another company, and then placed an order to buy or sell securities in that other company because of the likely increase or decrease in the value of its securities. Similarly, it would be a violation to place an order to buy or sell securities of a supplier, customer, or competitor of the Company after obtaining material confidential information about such supplier, customer, or competitor through a person’s employment or involvement with the Company.
5.Other Blackout Periods. From time to time, certain material inside information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material inside information is pending, the Company may impose special blackout periods during which certain individuals covered by this Policy are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the individuals covered by this Policy who are affected.
6.Transactions Pursuant to an Approved Rule 10b5-1 Plan. Transactions pursuant to an Approved Rule 10b5-1 Plan do not require further pre-clearance at the time of the transaction. For a discussion of Rule 10b5-1 plans, see “Adoption, Modification, and Termination of Trading Arrangements/Transactions Pursuant to Rule 10b5-1 Trading Plans; Prohibition on Alternative Trading Arrangements” below.

7.Restrictions on the Window Group. The Window Group consists of (i) directors and officers of the Company as well as their immediate family members (the “D&O Window Group”) and (ii) such other persons as may be designated from time to time and informed of such status by the Company’s General Counsel (the “Additional Window Group”)3. Each Window Group is subject to the following restrictions on trading in Company securities.
For the D&O Window Group:
•Mandatory Pre-Clearance of Transactions. All members of the D&O Window Group need to obtain pre-clearance from the Company’s General Counsel and their supervisor (for directors and executive officers, from the General Counsel and CEO) prior to the execution of a transaction involving any of the Company's securities (including stock plan transactions such as an option exercise, a gift, a contribution to a trust, or any other transfer of Company securities, including in a 401(k) plan or Nonqualified Savings Plan). Certain transactions are not subject to pre-clearance, as described in more detail below. Requests for pre- clearance should be submitted no less than one business day prior to the proposed transaction. The Company’s General Counsel will determine whether there is any legal impediment to the transaction proceeding and, if not, will assist in complying with any reporting requirements.
•Any clearance granted for directors and executive officers will be effective only until the end of the first trading day following the day the approval is given, and
•Any clearance for non-executive officers will be effective until the end of the fifth trading day following the day the approval is given.
If the transaction is not executed by that time, an extension of the clearance may be requested.
A person requesting pre-clearance should have ready to provide to the General Counsel the information noted in Attachment 1.
•Quarterly Trading Blackout Period. The quarterly reporting trading blackout period for the D&O Window Group commences at 4 pm on the 20th day of the third month of the applicable quarter (i.e., March, June, September, December) – if the 20th falls on a weekend or holiday, the blackout commences at 4 pm on the prior trading day – and will end at 9:30 am on the second trading day after issuance of the quarterly earnings release (and filing of associated 8-K), except for the fourth quarter earnings release: with regard to that event, usually in early February, the blackout shall extend through the filing of the Form 10-K covering the prior fiscal year. Members of the D&O Window Group should not request approval for any transaction that would occur during the quarterly trading blackout period.

•Adoption, Modification, and Termination of Trading Arrangements/Transactions Pursuant to Rule 10b5-1 Trading Plans; Prohibition on Alternative Trading Arrangements.
•For purposes of this Policy, an “Approved 10b5-1 Plan” is a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1(c) of the Securities Exchange Act of 1934 that meets the following requirements: (i) review and approval by the Company’s General Counsel at least five days in advance of being entered into (or, if revised or amended, such proposed revision or amendment has been reviewed and approved by the Company’s General Counsel at least five days in advance of being entered into); (ii) such plan specifies (or establishes a formula for determining) the dates, prices and amounts of the contemplated transactions or gives a third party, who does not possess any material inside information about the Company, the discretionary authority to execute such purchases and sales, outside the control of the individual covered under this Policy who enters into such plan, and (iii) such plan complies with the applicable requirements of Rule 10b5-1(c) of the Securities Exchange Act of 1934, including the applicable cooling-off period, certification and good faith requirements specified therein.
•If you are considering entering into, modifying or terminating an Approved 10b5-1 Plan or have any questions regarding Rule 10b5-1 Plans, please contact the Company’s General Counsel. You should also consult your own legal and tax advisors before entering into, modifying or terminating an Approved 10b5-1 Plan. The Company’s General Counsel will not approve the adoption or modification of an Approved 10b5-1 Plan during a blackout period.
•All transactions carried out pursuant to a Rule 10b5-1 Plan must still be reported on Form 4, and brokers effecting such transactions must agree to notify the Company immediately upon execution of the transaction.
•SEC rules require the Company to disclose whether, during the Company’s most recent fiscal quarter, any director or executive officer adopted or terminated any Rule 10b5-1 Plan.
•The Company prohibits the adoption of non-Rule 10b5-1 trading arrangements (as defined herein to align with Item 408 of Regulation S‑K). If any member of the D&O Window Group is seeking to enter into any written trading arrangement involving the Company’s securities, such member must get prior approval from the General Counsel, who will determine whether such arrangement is permitted by this Policy. A “non-Rule 10b5-1 trading arrangement” arises when, at a time a person is not aware of any material inside information, such person adopts a written arrangement for trading Company securities which does not satisfy all of the conditions of Rule 10b5-1(c) of the Securities Exchange Act of 1934, and which (i) specifies the amount of securities to be purchased or sold and the price(s) at which and the date(s) on which the securities are to be purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price(s) at which and the date(s) on which the securities are to be purchased or sold, or (iii) does not permit such person to exercise any subsequent influence over how, when, or whether to effect purchases or sales.

For the Additional Window Group:
•Mandatory Pre-Clearance of Certain Transactions. All members of the Additional Window Group need to obtain pre-clearance from the Company’s General Counsel and Chief Financial Officer prior to the execution of a transaction involving any of the Company's securities (including stock plan transactions such as an option exercise, a gift, a contribution to a trust, or any other transfer of Company securities, including in a 401(k) plan or Nonqualified Savings Plan) that would occur during the quarterly trading blackout period.

•Quarterly Trading Blackout Period. The quarterly reporting trading blackout period for the Additional Window Group commences at 4pm on the 20th day of the third month of the applicable quarter (i.e., March, June, September, December) – if the 20th falls on a weekend or holiday, the blackout commences at 4pm on the prior trading day – and will end at 9:30 am on the second trading day after issuance of the quarterly earnings release (and filing of associated 8-K) except for the fourth quarter earnings release: with regard to that event, usually in early February, the blackout shall extend through the filing of the Form 10-K covering the prior fiscal year. Members of the Additional Window Group should not request approval for any transaction that would occur during the quarterly trading blackout period. Requests for pre-clearance should be submitted no less than one business day prior to the proposed transaction. The Company’s General Counsel will determine whether there is any legal impediment to the transaction proceeding. Any clearance granted will be effective only until the end of the fifth trading day following the day the approval is given. If the transaction is not executed by that time, an extension of the clearance may be requested.
F.Applicability of U.S. Securities Laws to International Transactions.
All employees of the Company and its subsidiaries, whether located in the U.S. or in other countries, are subject to the restrictions on trading in Company securities and the securities of other companies described in this Policy. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if such subsidiaries or affiliates are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

III.OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Public Resales – Rule 144.
Securities sold on the public stock market need to be registered with the SEC or exempt from the registration requirements. Securities that are not registered or exempt from registration, or that are otherwise restricted, generally cannot be sold or resold publicly. Examples of restricted securities include securities issued in an unregistered offering, securities issued to employees in stock benefit plans in an unregistered offering, and securities issued as part of a merger or acquisition transaction in an unregistered offering. In addition, restrictions exist with respect to resales of securities by directors, executive officers and other control persons of a company (known under SEC rules as “Affiliates”) even where such securities are not “restricted securities.” If you are an Affiliate of the Company, these restrictions relating to public resales will apply to you. Several exemptions to these restrictions relating to public resales may be available, and the exemption most often relied upon is Rule 144 under the U.S. Securities Act. The exemption in Rule 144 may only be relied upon if certain conditions are met, including filing of a Notice of Sale. Before any sale under Rule 144 is approved, every executive officer and director will be required to sign and deliver to the General Counsel an Instruction/Representation Form from their broker that imposes a requirement not to conduct any sales unless in compliance with Rule 144. If you have any questions about Rule 144, please consult with your broker or the Company’s General Counsel. If you are an Affiliate and you intend to trade through the Company sponsored brokerage plan (currently Fidelity), you should have signed a power of attorney with the broker’s Rule 144 office to allow the broker to make Rule 144 Notice of Sale filings on your behalf.
B.Restrictions on Purchases of Company Securities During a Distribution and on Transactions Near in Time to Announcement of Company Repurchase Programs.
In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Exchange Act. Regulation M generally restricts the Company or any of its affiliated purchasers from buying Company stock, including as part of a share buyback program, in the open market during certain periods when the Company is making or is proposing to make a distribution of its stock, such as when a public offering is taking place. Consistent with Section II. of this Policy, all members of the D&O Window Group must obtain approval from the Company’s General Counsel and their supervisor (for directors and executive officers, from the General Counsel and CEO) prior to making any purchases of Company stock or selling any Company stock. If such a trade is during a period when the Company is conducting an offering or buying shares from the public and within four business days before or after the Company announces a stock repurchase plan or an increase in the number or amount of securities to be purchased under an existing stock repurchase plan, the trade may be prohibited under Regulation M, or additional disclosures may be required regarding such proposed trades. The General Counsel shall advise the requestor of the overlap with Company buybacks under those scenarios, and the General Counsel may, in his/her discretion, not approve a request to trade in those circumstances.
C.Disgorgement of Profits on Short-Swing Transactions – Section 16(b).
Section 16 of the Securities Exchange Act of 1934 applies to directors and executive officers of the Company and to any person owning more than ten percent of any registered class of the Company’s equity securities. The section is intended to deter such persons (collectively referred to below as “Insiders”) from misusing confidential information about their companies for personal trading gain. Section 16(a) requires Insiders to publicly disclose any changes in their beneficial ownership of the Company’s equity securities (see “Filing Requirements”, below). Section 16(b) requires Insiders to disgorge to the Company any “profit” resulting from “short-swing” trades, as discussed more fully below. Section 16(c) effectively prohibits Insiders from engaging in short sales (see “Prohibition of Short Sales”, below).

Under Section 16(b), any profit realized by an Insider on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on its behalf. The terms “purchase” and “sale” are construed under Section 16(b) to cover a broad range of transactions, including acquisitions and dispositions in tender offers and certain corporate reorganizations. Moreover, purchases and sales by an Insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the Insider.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to whether the Insider intended to violate the section. Good faith, therefore, is not a defense. The Section 16 rules are complicated and present ample opportunity for inadvertent error. To avoid unnecessary costs and potential embarrassment for Insiders and the Company, executive officers and directors are strongly urged to consult with the Company’s General Counsel prior to engaging in any transaction or other transfer of Company equity securities regarding the potential applicability of Section 16(b).
D.Prohibition of Short Sales.
Under Section 16(c), Insiders are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale. Wholly apart from Section 16(c), the Company prohibits directors and employees from selling the Company’s stock short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its stockholders.
E.Filing Requirements.
1.Form 3, 4 and 5. Under Section 16(a) of the Securities Exchange Act of 1934, Insiders must file with the SEC public reports disclosing their holdings of and transactions involving, the Company’s equity securities. An initial report on Form 3 must be filed by every Insider within 10 days after election or appointment disclosing all equity securities of the Company beneficially owned by the reporting person on the date he or she became an Insider. Even if no securities were owned on that date, the Insider must file a report. Any subsequent change in the nature or amount of beneficial ownership by the Insider must be reported on Form 4 and filed by the end of the second business day following the date of the transaction. Certain exempt transactions may be reported on Form 5 within 45 days after the end of the fiscal year. The fact that a series of transactions resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report.
All changes in the amount or the form (i.e., direct or indirect) of beneficial ownership (not just purchases and sales) must be reported. Thus, such transactions as gifts ordinarily are reportable. Moreover, certain transactions that take place after an officer or director who has ceased to be an officer or director must be reported as well.
It is important that reports under Section 16(a) be prepared properly and filed on a timely basis. The reports must be received at the SEC by the filing deadline. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against Insiders who do not comply fully with the filing requirements.
The two-business day reporting requirement for Insider transactions requires close coordination between the Company’s General Counsel and the brokers handling transactions for Section 16 reporting persons. Each executive officer and director must sign a Broker Instruction/Representation Form requiring them and their brokers to report immediately to the General Counsel details of transactions in Company securities.

2.Form 144. As described above under the discussion of Rule 144, an Affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three-month period neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000.
IV.QUESTIONS
If you have any questions about the application of this Policy or regarding any provisions of this Policy, please contact the General Counsel or a member of the Law Department.

Enclosure:
Attachment 1

1 Includes all persons who have been notified by the General Counsel that they must file Forms 3, 4, or 5 with the SEC.
2 The term “immediate family” means any of the following family members who share the same household as a director or executive officer: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.
3 As a regular matter, those persons who are not officers but have access to consolidated financial information or participate in the quarterly close process are in the Additional Window Group. Those persons are notified quarterly of the trading blackout period by a memorandum from the General Counsel.

Attachment 1
Checklist/Reference Guide for Requests to Trade in FMC Stock or Adopting Trading Arrangements for FMC Stock
**Disclaimer: This checklist/reference guide is provided for informational purposes only and is not intended to serve as a comprehensive summary of the entire insider trading policy. It is a high-level overview designed to assist in understanding the key aspects related to requesting approval for trades in FMC stock or trading arrangements for FMC stock. Please refer to the complete insider trading policy for comprehensive guidance.
1.Review Window Group Status: Verify whether you are considered part of a Window Group, as defined by the insider trading policy, and review the additional requirements of such Window Group.
◦D&O Window Group: directors and officers of FMC as well as their immediate family members
◦Additional Window Group: such other persons as may be designated from time to time and informed of such status by FMC’s General Counsel
2.Notification and Documentation: Provide all necessary documentation and notifications, which include:
◦For Requesting to Trade in FMC Stock:
▪Proposed timing of transaction
▪Amount of shares to be purchased or sold
▪Type of account where transaction is occurring (retirement v. brokerage)
▪Whether transaction is happening through Fidelity account or outside of Fidelity
▪Acknowledgment on whether you or your immediate family members (such shares are deemed beneficially owned by you) have traded in past six (6) months and, if so, the details of such transaction(s)
◦For Requesting Approval of a Trading Arrangement:
▪Documentation of the contemplated trading arrangement
▪Confirmation/acknowledgment from you that trading arrangement complies with all requirements of Rule 10b5-1
3.Trading Window Compliance: Confirm that the requested trade falls within an authorized trading window or is otherwise in compliance with timeframes outlined in the insider trading policy.
◦Quarterly Trading Blackout Period: Commences at 4pm on the 20th day of March, June, September, and December (or prior trading day if 20th is a weekend or holiday) and ends at 9:30am on the second trading day after issuance of quarterly earnings release (and filing of associated 8-K), except for the fourth quarter earnings release, for which the blackout period shall extend through the filing of the Form 10K covering the prior fiscal year.
◦Other Blackout Periods: Special blackout periods may be imposed by providing notice to affected individuals – for example, in the event of negotiation of mergers, acquisitions or dispositions; investigation and assessment of cybersecurity incidents, or new product developments.
◦Requests to trade, schedule a trade or transaction, or adopt a trading plan should not be made during a blackout period.
4.Material Inside Information: Assess whether you possess any material inside information that, if disclosed, could impact FMC’s stock price. If so, refrain from requesting approval of a trade or a trading arrangement until you do not possess material inside information.
5.Trading Plan Compliance: Ensure your request to trade is consistent with any pre-existing 10b5-1 trading plans you have adopted and that any request to approve a trading arrangement complies with the insider trading policy and U.S. Securities and Exchange Commission requirements. Any adoption, modification, or termination of a trading arrangement should be disclosed in advance of such action.
◦For requests to approve a new trading plan, ensure such plan meets the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934.
▪Binding written plan to purchase/sell FMC stock at a date, amount, and price specified within the plan.
▪Such plan is adopted at a time when you do not possess material inside information.
▪Includes appropriate cooling-off period and certification that you adopted plan in good faith and is not aware of any material inside information.

▪With limited exception, there is no other trading arrangement in effect with you at that point.
◦FMC prohibits the adoption of non-Rule 10b5-1 trading arrangements.
▪A “non-Rule 10b5-1 trading arrangement” arises when, at a time a person is not aware of any material inside information, such person adopts a written arrangement for trading Company securities which does not satisfy all of the conditions of Rule 10b5-1(c) of the Securities Exchange Act of 1934, and which (i) specifies the amount of securities to be purchased or sold and the price(s) at which and the date(s) on which the securities are to be purchased or sold, (ii) includes a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price(s) at which and the date(s) on which the securities are to be purchased or sold, or (iii) does not permit such person to exercise any subsequent influence over how, when, or whether to effect purchases or sales.
6.Stock Ownership Guidelines: Consider whether the proposed trade or trading arrangement will affect your ability to continue to comply with or achieve compliance with applicable stock ownership guidelines. Below is a brief summary of requirements of the ownership guidelines but please reference full guidelines for further details.
◦Directors: Directors must hold a minimum of five times the value of the base annual retainer ($500,000 or 5 x $100,000, as of March 10, 2023). Directors have 5 years from the date of their election to the Board to achieve compliance with ownership requirements.
◦Executive Officers: Executive officers have a period of 5 years from the date of their appointment or promotion to achieve compliance with ownership requirements.
▪CEO: 6x base salary
▪CFO: 3x base salary
▪All other Executive Officers: 2x base salary
7.Prohibition on Short-Swing Transactions: Assess whether there is potential for disgorgement of profits from you to FMC under Section 16(b) of the Exchange Act. Profits from a sale and subsequent purchase or purchase and subsequent sale within a six (6) month period may be required to be disgorged to FMC. Do not request a trade or trading arrangement that would result in a prohibited short-swing transaction.
◦Sales and purchases in relevant six-month window that are made by your immediate family member can be “matched” against transactions by you (assuming such family member’s shares are considered beneficially owned by you).
8.Pre-Clearance Approval: Submit your request to trade or approve a trading arrangement in advance to the appropriate parties under the insider trading policy.
◦Additional Window Group: FMC’s General Counsel and Chief Financial Officer
◦D&O Window Group: FMC’s General Counsel and such individual’s supervisor (for directors and executive officers, from FMC’s General Counsel and CEO)
9.Follow Any Guidance Received in Response to your Request: Please follow any additional guidance received in the communication you receive in response to your request to trade in FMC stock or adopt a trading arrangement.